EXHIBIT 99.1

CONTACT:	Stockholder Relations 214/874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES AGREEMENT TO PRIVATELY PLACE
$40 MILLION OF TRUST PREFERRED SECURITIES
     DALLAS — December 12, 2005 — Capstead Mortgage Corporation (NYSE: CMO) announced today that it has entered into an agreement to privately place $40 million of trust preferred securities through a newly formed trust, Capstead Mortgage Trust II. This private placement is scheduled to close December 15, 2005. The trust preferred securities will require quarterly distributions and will bear an interest rate of 8.36% through December 14, 2015. Beginning December 15, 2015, the securities will bear interest at prevailing three-month rates plus 3.30% and will mature in December 2035. The securities are redeemable, in whole or in part, without penalty, at the option of Capstead any time on or after December 15, 2015. Commenting on the issuance, Andrew F. Jacobs, President and Chief Executive Officer, stated, “We are very pleased to be able to issue an additional $40 million of 10-year fixed, 20-year floating unsecured debt at such attractive terms, bringing total such issuances this fall to $75 million. We intend to use the proceeds of this private placement for general corporate purposes.”
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, direct ownership interests in commercial real estate as well as mezzanine loans and other junior liens on commercial real estate.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to direct investments in commercial real estate and investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.